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                                                                  Exhibit (a)(8)

                          NOTICE TO HOLDERS OF OPTIONS
                           TO PURCHASE COMMON STOCK OF
                        NATIONAL SERVICE INDUSTRIES, INC.

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Notice is hereby given that the expiration date for the tender offer described in the Offer to Purchase, dated April 25, 2003, as supplemented by the Supplement, dated May 16, 2003, has been extended to 5:00 P.M., EASTERN DAYLIGHT TIME, ON JUNE 12, 2003.

As of June 10, 2003, approximately 413,221 options have been tendered or deposited pursuant to the offer.

YOU SHOULD READ THE OFFER TO PURCHASE AND SUPPLEMENT CAREFULLY FOR A DESCRIPTION OF THE MATERIAL TERMS AND CONDITIONS OF THE OFFER.


DATED:  JUNE 10, 2003